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                                                                    EXHIBIT 10.3

                            REVOLVING PROMISSORY NOTE

$12,500,000.00                                                September 30, 2002

         FOR VALUE RECEIVED, on or before September 29, 2003 ("Maturity Date") the undersigned and if more than one, each of them, jointly and severally ("Borrower"), does hereby unconditionally promise to pay to the order of BANK ONE, NA, successor by merger to BANK ONE, TEXAS, N.A., a national banking association ("Bank"), at its offices in Dallas County, Texas at 1717 Main Street, Dallas, Texas 75201, the principal amount of TWELVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($12,500,000.00) ("Total Principal Amount"), or such amount less than the Total Principal Amount which is outstanding from time to time if the total amount outstanding under this Revolving Promissory Note (this "Note") is less than the Total Principal Amount, in lawful money of the United States of America, together with interest on such portion of the Total Principal Amount which has been drawn until paid at the rates per annum provided below.

         1. Definitions. For purposes of this Note, unless the context otherwise requires, the following terms shall have the definitions assigned to such terms as follows:

         "Adjusted LIBOR Rate" shall mean with respect to each Interest Period, on any day thereof an amount equal to the sum of (i) the quotient of (a) the LIBOR Rate with respect to such Interest Period (the "Index"), divided by (b) the remainder of 1.0 less the Reserve Requirement in effect on such day, plus
(ii) a specified percentage (the "LIBOR Margin") based on the ratio of Borrower's total Funded Indebtedness (as defined in the Loan Agreement) to EBITDA (as defined in the Loan Agreement), determined as follows:

               Ratio of Funded Indebtedness To
                           EBITDA                   LIBOR Margin
               -------------------------------------------------
                          * 1.00                        2.25%
                     ** 1.00, * 2.00                    2.75%
                         ** 2.00                        3.25%

         Each determination by Bank of the Adjusted LIBOR Rate shall, in the absence of manifest error, be conclusive and binding.

         "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

         "Consequential Loss" shall mean, with respect to Borrower's payment of all or any portion of the then outstanding principal amount of any LIBOR Balance on a day other than the last day of the Interest Period related thereto, any loss, cost or expense incurred by Bank in redepositing such principal amount, including the sum of (i) the interest which, but for such payment, Bank would have earned in respect of such principal amount so paid, for the remainder

* denotes less than
** denotes greater than

                                                                          Page 1

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of the Interest Period applicable to such sum, reduced, if Bank is able to redeposit such principal amount so paid for the balance of such Interest Period, by the interest earned by Bank as a result of so redepositing such principal amount plus (ii) any expense or penalty incurred by Bank on redepositing such principal amount.

         "Contract Rate" shall mean a rate of interest based upon the Adjusted LIBOR Rate or the Prime Rate in effect at any time pursuant to an Interest Notice.

         "Dollars" shall mean lawful currency of the United States of America.

         "Event of Default" shall mean the occurrence of an event of default specified in the Loan Agreement (as hereinafter defined).

         "Excess Interest Amount" shall mean, on any date, the amount by which
(i) the amount of all interest which would have accrued prior to such date on the principal of this Note, had the applicable Contract Rate at all times been in effect without limitation by the Maximum Rate, exceeds (ii) the aggregate amount of interest accrued on this Note on or prior to such date.

         "Interest Notice" shall mean the notice given by Borrower to Bank of the Interest Options selected hereunder. Each Interest Notice shall specify the Interest Option selected, the amount of the unpaid principal balance of this Note to bear interest at the rate selected and, if the Adjusted LIBOR Rate is specified, the length of the applicable Interest Period. An Interest Notice may be written or oral (if promptly confirmed thereafter in writing) and Bank is hereby authorized and directed to honor all telephonic Interest Notices from any person authorized to request advances hereunder.

         "Interest Option" shall have the meaning assigned to such term in paragraph 6 hereof.

         "Interest Payment Date" shall mean (i) in the case of the Prime Rate Balance, on the last day of December, 2002 and on the last day of each calendar quarter thereafter, until the Maturity Date and on the Maturity Date, and (ii) in the case of any LIBOR Balance, on the earlier of (a) the last day of the corresponding Interest Period with respect to such LIBOR Balance, or (b) the last day of December, 2002, and on the last day of each calendar quarter thereafter until the Maturity Date, and on the Maturity Date.

         "Interest Period" shall mean each consecutive one month, two month and three month period (the first of which shall commence on the date of this Note) effective as of the first day of each Interest Period and ending on the last day of each Interest Period, provided that if any Interest Period is scheduled to end on a date for which there is no numerical equivalent to the date on which the Interest Period commenced, then it shall end instead on the last day of such calendar month.

         "LIBOR Balance" shall mean any principal balance of this Note which, pursuant to an Interest Notice, bears interest at a rate based upon the Adjusted LIBOR Rate for the Interest Period specified in such Interest Notice.

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         "LIBOR Rate" shall mean the offered rate for U.S. Dollar deposits of not less than $100,000.00 for a period of time equal to each Interest Period as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each Interest Period of this Note as shown on the display designated as "British Bankers Assoc. Interest Settlement Rates" on the Telerate System ("Telerate"), Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate. Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by Bank from an alternate, substantially similar independent source available to Bank or shall be calculated by Bank by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate. Each change in the rate to be charged on this Note will become effective without notice on the commencement of each Interest Period based upon the Index then in effect.

         "Loan Agreement" shall mean that certain Letter Loan Agreement by and between Bank and Borrower dated September 30, 2002, as amended from time to time.

         "Loan Documents" shall mean this Note, the Term Note (as defined in the Loan Agreement), the EXIM Loan Documents (as defined in the Loan Agreement), the Loan Agreement and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loan Agreement.

         "London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

         "Maximum Rate" shall mean, with respect to the holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note under the laws which are presently in effect in the United States and the State of Texas applicable to such holder and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent that Chapter 303 of the Texas Finance Code ("Code"), is relevant to any holder of this Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate under the Act pursuant to the "weekly ceiling," from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in Chapter 303 of the Code, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate. If no Maximum Rate is established by applicable law, then the Maximum Rate shall be equal to eighteen percent (18%).

         "Prime Rate" shall mean the sum of (a) the rate established from time to time by Bank as its prime rate of interest (which may not be the lowest, best or most favorable rate of interest which Bank may charge on loans to its customers), plus (b) a specified percentage (the "Base Rate Margin") based on the ratio of Borrower's total Funded Indebtedness (as defined in the Loan Agreement) to EBITDA (as defined in the Loan Agreement), determined as follows:

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          Ratio of Funded Indebtedness to
                      EBITDA                 Base Rate Margin
          ---------------------------------------------------
                          * 1.00                   0.00%
                     ** 1.00, * 2.00               0.50%
                         ** 2.00                   1.00%

         "Prime Rate Balance" shall mean that portion of the principal balance of this Note bearing interest at a rate based upon the Prime Rate.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Reserve Requirement" shall, on any day, mean that percentage (expressed as a decimal fraction) which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) for determining the reserve requirements (including without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation. For purposes of this definition, any LIBOR Balances hereunder shall be deemed "Eurocurrency liabilities" under Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. Bank's determination of the Reserve Requirement shall be conclusive in the absence of manifest error.

         2. Payments of Interest and Principal. Interest on the unpaid principal balance of this Note shall be due and payable on each Interest Payment Date as it accrues and the entire unpaid principal balance of this Note, and all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

         3. Rates of Interest. The unpaid principal of the Prime Rate Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the Prime Rate in effect from day to day, or (ii) the Maximum Rate. The unpaid principal of each LIBOR Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the Adjusted LIBOR Rate for the Interest Period in effect with respect to such LIBOR Balance, or (ii) the Maximum Rate. Each change in the interest rate applicable to a Prime Rate Balance shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Prime Rate. Interest on this Note shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

         4. Interest Recapture. If on each Interest Payment Date or any other date on which interest payments are required hereunder, Bank does not receive interest on this Note computed at the Contract Rate because such Contract Rate exceeds or has exceeded the Maximum Rate,

* denotes less than
** denotes greater than

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then Borrower shall, upon the written demand of Bank, pay to Bank in addition to the interest otherwise required to be paid hereunder, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of such later
Interest Payment Date); provided that in no event shall Borrower be required to pay, for any Interest Period, interest at a rate exceeding the Maximum Rate effective during such period.

         5. Interest on Past Due Amounts. To the extent any interest is not paid on or before the fifth day after it becomes due and payable, Bank may, at its option, add such accrued but unpaid interest to the principal of this Note. Notwithstanding anything herein to the contrary, upon an Event of Default or at maturity, whether by acceleration or otherwise, all principal of this Note shall, at the option of Bank, bear interest at the Prime Rate plus 4% (the "Default Rate") until paid; provided, however, the Default Rate shall at no time exceed the Maximum Rate.

         6. Interest Option. Subject to the provisions hereof, Borrower shall have the option (an "Interest Option") of having designated portions of the unpaid principal balance of this Note bear interest at a rate based upon the Adjusted LIBOR Rate or Prime Rate as provided in paragraph 3 hereof, provided, however, that the selection of the Adjusted LIBOR Rate for a particular Interest Period shall not be for less than $100,000.00 of unpaid principal or an integral multiple thereof. The Interest Option shall be exercised in the manner provided below:

                (i) At Time of Borrowing. Contemporaneously with each request for an advance by Borrower under Paragraph 9 herein, Borrower shall give Bank an Interest Notice indicating the initial Interest Option selected with respect to the principal balance of such advance.

                (ii) At Expiration of Interest Periods. Unless otherwise agreed to by Bank, at least two (2) Business Days prior to the termination of any Interest Period, Borrower shall give Bank an Interest Notice indicating the Interest Option to be applicable to the corresponding LIBOR Balance upon the expiration of such Interest Period. If the required Interest Notice shall not have been timely received by Bank prior to the expiration of the then-relevant Interest Period, Borrower shall be deemed to have selected a rate based upon the Prime Rate to be applicable to such LIBOR Balance upon the expiration of such Interest Period and to have given Bank notice of such selection.

                (iii) Conversion From Prime Rate. During any period in which any portion of the principal hereof bears interest at a rate based upon the Prime Rate, Borrower shall have the right, on any London Business Day (the "Conversion Date"), to convert all or a portion of such principal amount from the Prime Rate Balance to a LIBOR Balance by giving Bank an Interest Notice of such selection at least two (2) London Business Days prior to such Conversion Date, or as otherwise agreed to by Bank.

An Interest Notice may be written or oral and Bank is hereby authorized and directed to honor all telephonic Interest Notices hereunder. Borrower agrees to indemnify and hold Bank harmless from any loss or liability incurred by Bank in connection with honoring any telephonic or other

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oral Interest Notices. All written Interest Notices are effective only upon receipt by Bank. Each Interest Notice shall be irrevocable and binding upon Borrower.

         7.     Special Provisions For LIBOR Pricing.

                a. Inadequacy of LIBOR Loan Pricing. If Bank determines that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in Dollars (in the applicable amounts) are not being offered to United States financial institutions in the interbank eurodollar market for such Interest Period, or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making or maintaining a LIBOR Balance for the applicable Interest Period, Bank shall forthwith give notice thereof to Borrower, whereupon until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist,
(i) the right of Borrower to select an Interest Option based upon the LIBOR Rate shall be suspended, and (ii) Borrower shall be deemed to have converted each LIBOR Balance to the Prime Rate Balance in accordance with the provisions hereof on the last day of the then-current Interest Period applicable to such LIBOR Balance.

                b. Illegality. If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank to make or maintain a LIBOR Balance, Bank shall so notify Borrower. Upon receipt of such notice, Borrower shall be deemed to have converted any LIBOR Balance to the Prime Rate Balance, on either (i) the last day of the then-current Interest Period applicable to such LIBOR Balance if Bank may lawfully continue to maintain and fund such LIBOR Balance to such day, or
(ii) immediately, if Bank may not lawfully continue to maintain such LIBOR Balance to such day.

         8. Extension, Place and Application of Payments. Should the principal of, or any interest on, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension. All payments of principal of, and interest on, this Note shall be made in lawful money of the United States of America in immediately available funds. Payments made to Bank by Borrower hereunder shall be applied first to accrued but unpaid interest and then to outstanding principal.

         9. Advances. Subject to the terms of this Note and the Loan Agreement, Borrower may request advances ("Advances") hereunder and make payments from time to time during the term of this Note, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not exceed the sum of the Total Principal Amount. The unpaid balance of this Note shall increase and decrease with each new Advance or payment hereunder as the case may be. This Note shall not be deemed terminated or cancelled prior to the Maturity Date, although the entire principal balance hereof may from time to time be paid in full. Subject to the provisions of this Note and the Loan Agreement, Borrower may borrow, repay and reborrow hereunder from the date hereof until the Maturity Date. Subject to the provisions of

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Paragraph 6 herein, each Advance hereunder shall be in an amount not less than
$100,000.00 or an integral multiple thereof. If any Advance request is received by Bank on or prior to 12:00 p.m. (Dallas, Texas time) on funds designated to accrue interest at the Prime Rate, Bank shall make available at Bank's office in Dallas, Texas not later than 2:00 p.m. (Dallas, Texas time) on the day of such Advance request (or the date specified in such request), the amount of such request in immediately available funds. If any Advance request is received by Bank after 12:00 p.m. (Dallas, Texas time) on funds designated to accrue interest at the Prime Rate, Bank shall make available at Bank's office in Dallas, Texas not later than 2:00 p.m. (Dallas, Texas time) on the Business Day after the day of such request (or a later date if specified in such request), the amount of such request in immediately available funds. Each request for an Advance on funds designated to accrue interest at the Adjusted LIBOR Rate must be received by Bank not less than three (3) Business Days prior to the date upon which the Advance requested is desired by Borrower. Each request for an Advance hereunder must be accompanied by an Interest Notice for the funds to be advanced thereunder, provided, however, if an Interest Notice does not accompany an Advance request, Borrower shall be deemed to have designated the Prime Rate. Each request for an Advance by Borrower hereunder shall be irrevocable and binding on Borrower. An Advance request may be written or oral and Bank is authorized and directed to honor all telephonic requests for Advances from any person authorized to request Advances hereunder. Borrower agrees to indemnify and hold Bank harmless from any loss or liability incurred by Bank in connection with honoring any such telephonic or other oral requests for Advances. All written Advance requests are effective only upon receipt by Bank.

         10. Loan Agreement. This Note is subject to the terms and provisions of the Loan Agreement, which is incorporated herein by reference for all purposes. The holder of this Note is entitled to the benefits provided in the Loan Agreement.

         11. Prepayments, Consequential Loss. Any prepayment made hereunder shall be made together with all interest accrued but unpaid on this Note through the date of such prepayment. Contemporaneously with each prepayment of principal, Borrower shall give Bank written or oral notice indicating whether such prepayment is to be applied to the Prime Rate Balance or a particular LIBOR Balance. If such notice is not timely received by Bank, Borrower shall be deemed to have selected to prepay the Prime Rate Balance and, if any sums remain after satisfying all of the Prime Rate Balance, the remaining sums shall be applied to any LIBOR Balance(s) that Bank determines in its sole discretion. Borrower agrees to indemnify and hold Bank harmless from any loss or liability incurred by Bank in connection with honoring telephonic or other oral notices indicating how a prepayment is to be applied. If Borrower makes any such prepayment other than on the last day of an Interest Period, Borrower shall pay all accrued interest on the principal amount prepaid with such prepayment and, on demand, shall reimburse Bank and hold Bank harmless from all losses and expenses incurred by Bank as a result of such prepayment, including, without limitation, any losses and expenses arising from the liquidation or reemployment of deposits acquired to fund or maintain the principal amount prepaid. Such reimbursement shall be calculated as though Bank funded the principal amount prepaid through the purchase of U.S. Dollar deposits in the London, England interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period, whether in fact that is the case or not. Bank's

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determination of the amount of such reimbursement shall be conclusive in the absence of manifest error.

         12. Additional Costs. Borrower agrees to pay to Bank all Additional Costs within ten (10) days of receipt by Borrower from Bank of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon Borrower absent manifest error. Failure on the part of Bank to demand compensation for any Additional Costs in any Interest Period shall not constitute a waiver of Bank's right to demand compensation for any Additional Costs incurred during any such Interest Period or in any other subsequent or prior Interest Period. The term "Additional Costs" shall mean such additional amount or amounts as Bank shall reasonably determine will compensate Bank for actual costs incurred by Bank in maintaining LIBOR Rates on the LIBOR Balances or any portion thereof as a result of any change, after the date of this Note, in applicable law, rule or regulation or in the interpretation or administration thereof by, or the compliance by Bank with any request or directive from, any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or by any domestic or foreign court changing the basis of taxation of payments to Bank of the LIBOR Balances or interest on the LIBOR Balances or any portion thereof at an Adjusted LIBOR Rate or any other fees or amounts payable under this Note or the Loan Agreement (other than taxes imposed on all or any portion of the overall net income of Bank by the State of Texas or the Federal government), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Bank, or imposing on Bank, as the case may be, or on the London interbank market any other condition affecting this Note, the Loan Agreement or the LIBOR Balances so as to increase the cost of Bank making or maintaining Adjustable LIBOR Rates with respect to the LIBOR Balances or any portion thereof or to reduce the amount of any sum received or receivable by Bank under this Note or the Loan Agreement (whether of principal, interest or otherwise), by an amount deemed by Bank in good faith to be material, but without duplication for Reserve Requirement. Bank agrees that it will not demand compensation for any Additional Costs from Borrower unless it is seeking similar compensation from its other customers similarly situated.

         13. Notices. Except as otherwise specified herein, all notices and requests required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or, if mailed, two Business Days after deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, registered or certified, return receipt requested, addressed to Borrower or Bank at the following respective addresses or such other address as such party may from time to time designate by written notice to the other: Borrower: 3000 Research Drive, Richardson, Texas 75082,
Attention: Jean Nelson; Bank: 1717 Main Street, Dallas, Texas 75201, Attention:
Frederick A. Points.

         14. Legal Fees. If this Note is placed in the hands of any attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all costs of collection including, but not limited to, court costs and reasonable attorneys' fees.

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         15.    Waivers. Borrower and each surety, endorser, guarantor and any other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest, intention to accelerate, acceleration and non-payment, or other notice of default, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes; provided, however, this Note may not be amended or modified except by a written instrument signed by the Borrower and the holder hereof.

         No waiver by Bank of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Bank; no delay or omission in the exercise or enforcement by Bank of any rights or remedies shall ever be construed as a waiver of any right or remedy of Bank; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Bank.

         16. Remedies. Subject to any notice and cure period, upon the occurrence of any Event of Default, the holder hereof may, at its option, (i) declare the entire unpaid balance of principal and accrued but unpaid interest on this Note to be immediately due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to, any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing.

         17. Spreading. Any provision herein, or in any document securing this Note, or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither Bank nor any holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Bank or any holder hereof shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note at the time in question. If any construction of this Note or any document securing this Note, or any and all other papers, agreements or commitments, indicate a different right given to Bank or any holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note, and all other instruments securing the payment of this Note or executed or delivered in connection herewith shall in all things comply with the applicable law and proper adjustments shall automatically be made accordingly. In the event that Bank or any holder hereof ever receives, collects or applies as interest, any sum in excess of the Maximum Rate, if any, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and if this Note is paid in full, any remaining excess shall be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, if any, Borrower and Bank or any holder hereof shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) "spread" the total amount of interest throughout the entire term of this Note; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, Bank or any holder hereof shall refund to Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Bank or any holder hereof under this Note at the time in question.

         18. Choice of Law. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

         19. This Note is given in renewal and extension, but not extinguishment, of all amounts left owing and unpaid on that certain Amended and Restated Borrowing Base Note dated as of September 14, 2001 executed and delivered by Borrower and payable to the order of Bank in the stated principal amount of $14,000,000 (the "Existing Note") and the principal balance of the Existing Note is outstanding on the date hereof under this Note.

                                        BORROWER:

                                        AMX CORPORATION, a Texas corporation,

                                        By: /s/ Jean M. Nelson
                                           ------------------------------------
                                        Name: Jean M. Nelson
                                             ----------------------------------
                                        Title: VP & CFO
                                              ---------------------------------

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